Exhibit 5.1

300 North LaSalle
Chicago, Illinois  60654

312 862-2000

www.kirkland.com

Facsimile: 312 862-2200

June 21, 2012

Clear Channel Worldwide Holdings, Inc.
     and the Guarantors set forth below
200 East Basse Road
San Antonio, Texas 78209

Re:                        Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Clear Channel Worldwide Holdings, Inc., a Nevada corporation (the “Issuer”), Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), Clear Channel Outdoor, Inc., a Delaware corporation, Clear Channel Adshel, Inc., a Delaware corporation, 1567 Media LLC, a Delaware limited liability company, Clear Channel Spectacolor, LLC, a Delaware limited liability company, Clear Channel Outdoor Holdings Company Canada, a Delaware corporation, Outdoor Management Services, Inc., a Nevada corporation, and IN-TER-SPACE Services, Inc., a Pennsylvania corporation (collectively with the Parent Guarantor, the “Guarantors” and, collectively with the Issuer, the “Registrants”).  In this opinion letter: (i) the Issuer and Outdoor Management Services, Inc. are also referred to as the “Nevada Registrants” and (ii) IN-TER-SPACE Services, Inc. is also referred to as the “Pennsylvania Registrant.”  This opinion letter is being delivered in connection with the proposed registration by the Issuer of $275,000,000 in aggregate principal amount of the Issuer’s 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A Exchange Notes”) and $1,925,000,000 in aggregate principal amount of the Issuer’s 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B Exchange Notes,” and collectively with Series A Exchange Notes, the “Exchange Notes”) pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on June 21, 2012, under the Securities Act of 1933, as amended (the “Act”).  Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

The obligations of the Issuer under the Series A Exchange Notes will be guaranteed by the Guarantors (the “A Note Guarantees”) and the obligations of the Issuer under the Series B Exchange Notes will be guaranteed by the Guarantors (the “B Note Guarantees,” and together with the A Note Guarantees, the “Guarantees”).  The Series A Exchange Notes and the A Note Guarantees are to be issued pursuant to the Indenture with respect to 7.625% Series A Senior Subordinated Notes due 2020, dated as of March 15, 2012 (as may be amended or supplemented from time to time, the “A Note Indenture”), among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).  The Series B Exchange Notes and the B Note Guarantees are to be issued pursuant to the Indenture with respect to 7.625% Series B Senior Subordinated Notes due 2020, dated as of March 15, 2012 (as may be amended or supplemented from time to time, the “B Note Indenture,” and together with the A Note Indenture, the “Indentures”), among the Issuer, the Guarantors and the Trustee.  The Series A Exchange Notes and the A Note Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 7.625% Series A Senior Subordinated Notes due 2020 (the “Existing A Notes”) and the guarantees thereof, of which $275,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.  The Series B Exchange Notes and the B Note Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 7.625% Series B Senior Subordinated Notes due 2020 (the “Existing B Notes,” and together with the Existing A Notes, the “Existing Notes”) and the guarantees thereof, of which $1,925,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement.

Clear Channel Worldwide Holdings, Inc.
June 21, 2012

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles or certificates of incorporation and certificates of formation, as applicable, and any bylaws and operating agreements, as applicable, of the Registrants, (ii) resolutions of the board of directors, member or manager of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indentures, (iv) the Registration Statement, (v) the Series A Exchange and Registration Rights Agreement, dated as of March 15, 2012, by and among the Registrants and Goldman, Sachs & Co., as representatives of the initial purchasers named therein (collectively, the “Initial Purchasers”) and (vi) the Series B Exchange and Registration Rights Agreement, dated as of March 15, 2012, by and among the Registrants and Goldman, Sachs & Co., as representatives of the Initial Purchasers.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Registrants).  We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the laws of the State of New York and the State of Delaware.

Clear Channel Worldwide Holdings, Inc.
June 21, 2012

We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

We have also assumed that:

(i)            the Registration Statement will be effective at the time the Exchange Notes are offered as contemplated by the Registration Statement;

(ii)           any applicable prospectus supplement will have been prepared and filed with the Commission describing the Exchange Notes offered thereby to the extent necessary;

(iii)          the Existing Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement; and

(iv)          the Registrants will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies necessary for the Exchange Notes to be exchanged, offered and sold in the manner stated in the Registration Statement and any applicable prospectus supplement.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Series A Exchange Notes have been duly executed and authenticated in accordance with the provisions of the A Note Indenture, and duly delivered to the holders thereof in exchange for the Existing A Notes and (iv) the Series B Exchange Notes have been duly executed and authenticated in accordance with the provisions of the B Note Indenture, and duly delivered to the holders thereof in exchange for the Existing B Notes, the Exchange Notes will be valid and binding obligations of the Issuer and the Guarantees will be valid and binding obligations of the Guarantors.

Clear Channel Worldwide Holdings, Inc.
June 21, 2012

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law.  The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.  For purposes of our opinion that the Exchange Notes will be valid and binding obligations of the Issuer and the Guarantees will be valid and binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinions of: (i) Snell & Wilmer L.L.P., with respect to the Nevada Registrants, and (ii) Ballard Spahr LLP, with respect to the Pennsylvania Registrant, that such Registrants have the requisite corporate power to perform their obligations under the Indentures and the applicable Guarantees, and that the issuance of the Exchange Notes and Guarantees have been duly authorized, executed and delivered, and do not conflict with, or require consents under, the laws of the Registrants’ respective states of organization.  We are not licensed to practice in Nevada and Pennsylvania, and we have made no investigation of, and do not express or imply an opinion on, the laws of such states.  This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.  None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion after the date of the effectiveness of the Registration Statement should the present laws of the States of New York, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware be changed by legislative action, judicial decision or otherwise.

Clear Channel Worldwide Holdings, Inc.
June 21, 2012

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

                                   Sincerely,

                                /s/ Kirkland & Ellis LLP